Exhibit 21.1

List of Subsidiaries and Foreign Affiliates

as of November, 2003

Name of Subsidiary (1)	Incorporation
National Auto Center, Inc.	Delaware
CellStar Financo, Inc.	Delaware
CellStar Air Services, Inc.	Delaware
A&S Air Service, Inc.	Delaware
CellStar Telecom, Inc.	Delaware
CellStar Fulfillment, Inc.	Delaware
CellStar International Corporation/Asia	Delaware
CellStar International Corporation/SA	Delaware
NAC Holdings, Inc.	Nevada
Florida Properties, Inc.	Texas
Audiomex Export Corp.	Texas
CellStar, Ltd.	Texas Limited Partnership
CellStar Fulfillment, Ltd.	Texas Limited Partnership
CellStar Global Satellite Services, Ltd.	Texas Limited Partnership
CellStar Chile, S.A.	Chile
CellStar de Colombia, Ltda.	Colombia
Startech, Ltda.	Colombia
CellStar Telecommunications Service (Asia) Limited (2)	Hong Kong
CellStar (Asia) Corporation Limited	Hong Kong
Cellular Express S.A. de C.V.	Mexico
CellStar Mexico S.A. de C.V.	Mexico
Cellular Express Management S.A. de C.V.	Mexico
Shanghai CellStar International Trading Co. Ltd.	Peoples Republic of China
Shanghai Fengzing CellStar Trading Telecommunications Trading Co. Ltd.	Peoples Republic of China
Shenzhen CellStar Honbo Telecommunication Co. Ltd. (3)	Peoples Republic of China
CellStar Philippines, Inc.	Philippines
CellStar Pacific Pte. Ltd.	Singapore
Cellular Express (S) Pte. Ltd.	Singapore
CellStar Holding AB	Sweden
CellStar Telecommunications Taiwan Co. Ltd.	Taiwan
CellStar (UK) Limited	United Kingdom
CellStar Netherlands Holdings, B.V.	The Netherlands
CellStar Japan, Limited	Japan
CellStar Telecom Ltd. (4)	Korea
CellStar Asia Pacific Corporation	Cayman Islands
CellStar Asia.com Inc.	British Virgin Islands
Systar Corporation, Ltd. (5)	Taiwan
chinadotcom CellStar, Ltd. (5)	British Virgin Islands

/1/	100%, unless otherwise stated.
/2/	60% owned.
/3/	51% owned.
/4/	80% owned.
/5/	40% owned